UNITED STATES OF AMERICA
DEPARTMENT OF THE TREASURY
COMPTROLLER OF THE CURRENCY

In the Matter of:	)	AA-EC-10-119
Provident Community Bank, N.A.	)
Rock Hill, South Carolina	)

CONSENT ORDER

WHEREAS, the Acting Comptroller of the Currency of the United States of America (“Comptroller”), through his National Bank Examiner, has supervisory authority over Provident Community Bank, N.A., Rock Hill, South Carolina (“Bank”);

WHEREAS, the Bank, by and through its duly elected and acting Board of Directors (“Board”), has executed a Stipulation and Consent to the Issuance of a Consent Order (“Stipulation and Consent”), dated December 21, 2010, that is accepted by the Comptroller; and

WHEREAS, by this Stipulation and Consent, which is incorporated by reference, the Bank, has consented to the issuance of this Consent Order (“Order”) by the Comptroller.

NOW, THEREFORE, pursuant to the authority vested in him by the Federal Deposit Insurance Act, as amended, 12 U.S.C. § 1818, the Comptroller hereby orders that:

ARTICLE I

COMPLIANCE COMMITTEE

(1) Within ten (10) days, the Board shall appoint a Compliance Committee of at least three (3) directors, none of whom shall be employees or controlling shareholders of the Bank or any of its affiliates (as the term “affiliate” is defined in 12 U.S.C. § 371c(b)(1)), or a family member of any such person. Upon appointment, the names of the members of the Compliance Committee and, in the event of a change of the membership, the name of any new member shall be immediately submitted in writing to the Director for Special Supervision (“Director”). The Compliance Committee shall be responsible for monitoring and coordinating the Bank's adherence to the provisions of this Order.

(2)  The Compliance Committee shall meet at least monthly.

(3)  Within thirty (30) days of the date of this Order and every thirty (30) days  thereafter, the Compliance Committee shall submit a written progress report to the Board setting forth in detail:

(a)	a description of the actions needed to achieve full compliance with each Article of this Order;

(b)	actions taken to comply with each Article of this Order; and

(c)	the results and status of those actions.

(4)  The Board shall forward a copy of the Compliance Committee's report, with any additional comments by the Board, to the Director within ten (10) days of receiving such report.

(5)  All reports or plans which the Bank or Board has agreed to submit to the Director pursuant to this Order shall be forwarded, by overnight mail or via email, to the following:

Director for Special Supervision	with a copy to:
Comptroller of the Currency	Carolinas Field Office
250 E Street, S.W.	Comptroller of the Currency
Mail Stop 7-4	212 South Tryon Street, Suite 700
Washington, DC 20219	Charlotte, NC 28281

(6)  The Board shall ensure that the Bank has sufficient processes, personnel, and control systems to effectively implement and adhere to all provisions of this Order, and that Bank personnel have sufficient training and authority to execute their duties and responsibilities under this Order.

ARTICLE II

STRATEGIC PLAN

(1)  Within sixty (60) days, the Board shall forward to the Director for his review, pursuant to paragraph (5) of this Article, a written Strategic Plan for the Bank covering at least a three-year period.  At the next Board meeting following receipt of the Director’s written determination of no supervisory objection, the Board shall adopt and the Bank (subject to Board review and ongoing monitoring) shall implement and thereafter ensure adherence to the Strategic Plan.  The Strategic Plan shall establish objectives for the Bank's overall risk profile, earnings performance, growth, balance sheet mix, off-balance sheet activities, liability structure, capital adequacy, reduction in the volume of nonperforming assets, product line development, and market segments that the Bank intends to promote or develop, together with strategies to achieve those objectives, and shall, at a minimum, include:

(a)	a mission statement that forms the framework for the establishment of strategic goals and objectives;

(b)	a description of the Bank's targeted market(s) and an assessment of the current and projected risks and competitive factors in its identified target market(s);

(c)	the strategic goals and objectives to be accomplished;

(d)	specific actions designed to improve Bank earnings and accomplish the identified strategic goals and objectives;

(e)	identification of Bank personnel to be responsible and accountable for achieving each goal and objective of the Strategic Plan, including specific time frames;

(f)	a financial forecast, to include projections for major balance sheet and income statement accounts, targeted financial ratios, and growth projections over the period covered by the Strategic Plan;

(g)	a description of the assumptions used to determine financial projections and growth targets;

(h)
an identification and risk assessment of the Bank's present and planned future product lines (assets and liabilities) that will be utilized to accomplish the strategic goals and objectives established in the Strategic Plan, with the requirement that the risk assessment of new product lines must be completed prior to the offering of such product lines;

(i)	a description of control systems to mitigate risks associated with planned new products, growth, or any proposed changes in the Bank's markets;

(j)
an evaluation of the Bank's internal operations, staffing requirements, board and management information systems, and policies and procedures for their adequacy and contribution to the accomplishment of the goals and objectives established in the Strategic Plan;

(k)	a management employment and succession program to promote the retention and continuity of capable management;

(l)	assigned responsibilities and accountability for the strategic planning process, new products, growth goals, and proposed changes in the Bank's operating environment; and

(m)	a description of systems designed to monitor the Bank's progress in meeting the Strategic Plan's goals and objectives.

(2)  If the Board’s Strategic Plan under paragraph (1) of this Article includes a sale or merger of the Bank, the Strategic Plan shall, at a minimum, address the steps that will be taken and the associated timeline.

(3)  At least monthly, the Board shall review financial reports and earnings analyses prepared by the Bank that evaluate the Bank's performance against the goals and objectives established in the Strategic Plan, as well as the Bank’s written explanation of significant differences between actual and projected balance sheets, income statements, and expense accounts, including descriptions of extraordinary and/or nonrecurring items.  Within ten (10) days of the completion of its review, the Board shall submit a copy of the reports to the Director.

(4)  At least quarterly, the Board shall prepare a written evaluation of the Bank's performance against the Strategic Plan, based on the Bank’s monthly reports, analyses, and written explanations of any differences between actual performance and the Bank’s strategic goals and objectives, and shall include a description of the actions the Board will require the Bank to take to address any shortcomings, which shall be documented in the Board meeting minutes.  Within ten (10) days of completing its evaluation, the Board shall submit a copy to the Director.

(5)  Prior to adoption by the Board, a copy of the Strategic Plan, and any subsequent amendments or revisions to the Strategic Plan, shall be forwarded to the Director for review and prior written determination of no supervisory objection.  Upon receiving a written determination of no supervisory objection from the Director, the Board shall adopt and the Bank shall immediately implement and adhere to the Strategic Plan.

(6) The Bank may not initiate any action that deviates significantly from the Board-approved Strategic Plan without a written determination of no supervisory objection from the Director. The Board must give the Director advance, written notice of its intent to deviate significantly from the Strategic Plan, along with an assessment of the impact of such change on the Bank's condition, including a profitability analysis and an evaluation of the adequacy of the Bank's organizational structure, staffing, management information systems, internal controls, and written policies and procedures to identify, measure, monitor, and control the risks associated with the change in the Strategic Plan.

(7)  For the purposes of this Article, changes that may constitute a significant deviation from the Strategic Plan include, but are not limited to, a change in the Bank's underwriting practices and standards, credit administration, account management, collection strategies or operations, fee structure or pricing, accounting processes and practices, or funding strategy, any of which, alone or in aggregate, may have a material impact on the Bank's operations or financial performance; or any other changes in personnel, operations, or external factors that may have a material impact on the Bank's operations or financial performance.

ARTICLE III

CAPITAL PLAN AND HIGHER MINIMUMS

(1)  The Bank shall within one hundred and twenty (120) days achieve and thereafter maintain the following minimum capital ratios (as defined in 12 C.F.R. Part 3)1:

(a)	Tier 1 capital at least equal to eight percent (8%) of adjusted total assets.[2]

(b)	Total capital at least equal to twelve percent (12%) of risk-weighted assets;

(2)  Within sixty (60) days, the Board shall forward to the Director for his review, pursuant to paragraph (4) of this Article, a written Capital Plan for the Bank, consistent with the Strategic Plan pursuant to Article II, covering at least a three-year period.  At the next Board meeting following receipt of the Director’s written determination of no supervisory objection, the Board shall adopt and the Bank (subject to Board review and ongoing monitoring) shall implement and thereafter ensure adherence to the Capital Plan.  While this order is in effect the Capital Plan shall include:

1 The requirement in this Order to meet and maintain a specific capital level means that the Bank may not be deemed to be "well capitalized" for purposes of 12 U.S.C. § 1831o and 12 C.F.R. Part 6, pursuant to 12 C.F.R. § 6.4(b)(1)(iv).

2 Adjusted total assets is defined in 12 C.F.R. § 3.2(a) as the average total asset figure used for call report purposes minus end-of-quarter intangible assets.

(a)	specific plans for the achievement and maintenance of adequate capital, which may in no event be less than the requirements of paragraph (1) of this Article;

(b)	projections for growth and capital requirements, based upon a detailed analysis of the Bank's assets, liabilities, earnings, fixed assets, and off-balance sheet activities;

(c)	projections of the sources and timing of additional capital to meet the Bank's future needs, as set forth in the Strategic Plan;

(d)	identification of the primary sources from which the Bank will maintain an appropriate capital structure to meet the Bank's future needs, as set forth in the Strategic Plan;

(e)
specific plans detailing how the Bank will comply with restrictions or requirements set forth in this Order and with 12 U.S.C. § 1831o, including the restrictions against brokered deposits in 12 C.F.R. § 337.6; and

(f)	contingency plans that identify alternative methods to strengthen capital, should the primary source(s) under paragraph (d) of this Article not be available.

(3)  The Bank may pay a dividend or make a capital distribution only:

(a)	when the Bank is in compliance with the minimum capital ratios identified in paragraph (1) or this Article;

(b)	when the Bank is in compliance with its approved Capital Plan and would remain in compliance with its approved Capital Plan immediately following the payment of any dividend;

(c)	when the Bank is in compliance with 12 U.S.C. §§ 56 and 60; and

(d)	following the prior written determination of no supervisory objection by the Director.

(4)  Prior to adoption by the Board, a copy of the Capital Plan shall be submitted to the Director for a prior written determination of no supervisory objection.  Upon receiving a written determination of no supervisory objection from the Director, the Board shall adopt and the Bank shall immediately implement and adhere to the Capital Plan.  The Board shall review and update the Bank's Capital Plan at least annually and more frequently if necessary or if requested by the Director.  Revisions to the Bank’s Capital Plan shall be submitted to the Director for a prior written determination of no supervisory objection.

ARTICLE IV

BOARD TO HIRE AND ENSURE COMPETENT MANAGEMENT

(1)  The Board shall ensure that the Bank has competent management in place on a full-time basis in all executive officer positions to carry out the Board's policies; ensure compliance with this Order; ensure compliance with applicable laws, rules, and regulations; and manage the day-to-day operations of the Bank in a safe and sound manner.

(2)  Within ninety (90) days, the Board (with the exception of any Bank executive officers) shall prepare a written assessment of the capabilities of the Bank’s executive officers to perform present and anticipated duties, taking into account the findings contained in the most recent Report of Examination, and factoring in the officer's past actual performance, experience, and qualifications, compared to their position description, duties and responsibilities, with particular emphasis on their proposed responsibilities to execute the Strategic Plan and correct the concerns raised in the most recent Report of Examination.  Upon completion, a copy of the written assessment shall be submitted to the Director.

(3)  If the Board determines that an officer's performance, skills or abilities need improvement, the Board will, within thirty (30) days following its determination, require the Bank to develop and implement a written program, with specific time frames, to improve the officer's performance, skills and abilities.  Upon completion, a copy of the written program shall be submitted to the Director.

(4)  If the Board determines that an officer will not continue in his/her position, the Board shall document the reasons for this decision in its assessment performed pursuant to paragraph (3) of this Article, and shall within sixty (60) days of such vacancy identify and provide notice to the Director, pursuant to paragraph (6) of this Article, of a qualified and capable candidate for the vacant position who shall be vested with sufficient executive authority to ensure the Bank's compliance with this Order and the safe and sound operation of functions within the scope of that position's responsibility.

(5)  Prior to the appointment of any individual to an executive officer position, the Board shall submit to the Director written notice, as required by 12 C.F.R. § 5.51 and in accordance with the Comptroller's Licensing Manual.  The Director shall have the power to disapprove the appointment of the proposed executive officer.  However, the failure to exercise such veto power shall not constitute an approval or endorsement of the proposed officer.  The requirement to submit information and the prior disapproval provisions of this Article are based upon the authority of 12 U.S.C. § 1818(b) and do not require the Comptroller or the Director to complete his review and act on any such information or authority within ninety (90) days.

(6)  The Board shall perform, at least annually, a written performance appraisal for each Bank executive officer that establishes objectives by which the officer’s effectiveness will be measured, evaluates performance according to the position's description and responsibilities, and assesses accountability for action plans to remedy issues raised in Reports of Examination or audit reports.  Upon completion, copies of the performance appraisals shall be submitted to the Director.  The Board shall ensure that the Bank addresses any identified deficiencies in a manner consistent with paragraphs (4) and (5) of this Article.

ARTICLE V

LOAN PORTFOLIO MANAGEMENT

(1)  Within sixty (60) days, Board shall adopt and the Bank (subject to Board review and ongoing monitoring) shall implement and thereafter ensure adherence to a written credit policy to improve the Bank's loan portfolio management.  The credit policy shall include (but not be limited to):

(a)
a description of the types of credit information required from borrowers and guarantors, including (but not limited to) annual audited statements, interim financial statements, personal financial statements, and tax returns with supporting schedules;

(b)
procedures that require any extension of credit (new, maturity extension, modification, or renewal), including lot loans, is made only after obtaining and validating current credit information about the borrower and any guarantor sufficient to fully assess and analyze the borrower’s and guarantor’s cash flow, debt service requirements, contingent liabilities, and global liquidity condition, and only after the credit officer prepares a documented credit analysis;

(c)
procedures that require any extension of credit (new, maturity extension, modification, or renewal), including lot loans, is made only after obtaining and documenting the current valuation of any supporting collateral, perfecting and verifying the Bank’s lien position, where applicable, and that reasonable limits are established on credit advances against collateral, based on a consideration of (but not limited to) a realistic assessment of the value of collateral, the ratio of loan to value, and overall debt service requirements;

(d)	procedures to ensure that loans made for the purpose of constructing or developing real estate include (but are not limited to) requirements to:

(i)	obtain and evaluate detailed project plans; detailed project budget; time frames for project completion; detailed market analysis; and sales projections, including projected absorption rates;

(ii)	conduct stress testing of significant project and lending; and

(iii)	obtain current documentation sufficient to support a detailed analysis of the financial condition of borrowers and significant guarantors.

(e)	a requirement that borrowers and/or guarantors maintain any collateral margins established in the credit approval process;

(f)	procedures that prohibit the capitalization of accrued interest, payment of taxes or payment of principal on any extension of credit (new, maturity extension, modification, or renewal);

(g)	procedures that prohibit, on any loan renewal, extension or modification, the establishment of a new interest reserve using the proceeds of any Bank loan to the same borrower or guarantor;

(h)
procedures to ensure that all exceptions to the credit policy shall be clearly documented on the loan offering sheet, problem loan report, and other MIS; and approved by the Board or a committee thereof before the loan is funded or renewed;

(i)	credit risk rating definitions consistent with applicable regulatory guidance;

(j)	procedures for early problem loan identification, to ensure that credits are accurately risk rated at least monthly;

(k)	procedures governing the identification and accounting for nonaccrual loans that are consistent with the requirements contained in the Call Report Instructions; and

(l)
prudent lending and approval limits for lending officers that are commensurate with their experience and qualifications, and that prohibit combining individual lending officers’ lending authority to increase limits.

(2)  The Board shall ensure that Bank personnel performing credit analyses are adequately trained in cash flow analysis, particularly analysis using information from tax returns, and that processes are in place to ensure that additional training is provided as needed.

(3)  Within sixty (60) days the Board shall establish a written performance appraisal and salary administration process for loan officers that adequately considers performance relative to job descriptions, policy compliance, documentation standards, accuracy in credit grading, and other loan administration matters.

(4)  The Board shall, at least on an annual basis, review the policy developed pursuant to this Article, and revise it as appropriate.

ARTICLE VI

LOAN REVIEW

(1)  The Bank shall maintain an effective, independent, and on-going loan review program to review, at least quarterly, the Bank's loan and lease portfolios, to assure the timely identification and categorization of problem credits.  The program shall provide for a written report to be filed with the Board promptly after each review, and the program shall employ a loan and lease rating system consistent with the guidelines set forth in "Rating Credit Risk" and "Allowance for Loan and Lease Losses," Booklets A-RCR and A-ALLL, respectively, of the Comptroller's Handbook.  Such reports shall include, at a minimum:

(a)	the loan review scope and coverage parameters;

(b)	conclusions regarding the overall quality of the loan and lease portfolios;

(c)	the identification, type, rating, and amount of problem loans and leases;

(d)	the identification and amount of delinquent loans and leases;

(e)	credit and collateral documentation exceptions;

(f)	loans meeting the criteria for non-accrual status;

(g)	the identity of the loan officer(s) of each loan reported in accordance with subparagraphs (b) through (f);

(h)	the identification and status of credit-related violations of law, rule, or regulation;

(i)	concentrations of credit; and

(j)	loans and leases in nonconformance with the Bank's lending and leasing policies, and exceptions to the Bank's lending and leasing policies.

(2)  At least annually, and periodically throughout the calendar year, the portfolio of lot loans shall be reviewed for appropriate risk ratings, underwriting, modification activity and allowance for loan and lease loss provisions.  The first review shall be performed within sixty (60) days after the Directors sign this Consent Order and must include the entire lot loan portfolio.

(3)  A written description of the program required by Paragraph (1) of this Article shall be forwarded to the Director immediately upon implementation.

(4)  The Board shall evaluate the loan and lease review report(s) and shall ensure that immediate, adequate, and continuing remedial action, as appropriate, is taken upon all findings noted in the report(s).  The Board shall also ensure that the Bank preserves documentation of any actions to collect or strengthen assets identified as problem credits.

ARTICLE VII

ALLOWANCE FOR LOAN AND LEASE LOSSES

(1)  The Board shall require and the Bank shall implement and thereafter adhere to a program for the maintenance of an adequate Allowance for Loan and Lease Losses ("ALLL").  The program shall be consistent with the comments on maintaining a proper ALLL found in the Interagency Policy Statement on the ALLL contained in OCC Bulletin 2006-47 (December 13, 2006) and with "Allowance for Loan and Lease Losses," booklet A-ALLL of the Comptroller's Handbook, and any subsequent regulatory releases, and shall incorporate the following:

(a)	internal risk ratings of loans;

(b)	results of the Bank's independent loan review;

(c)
criteria for determining which loans will be reviewed under Financial Accounting Standard ("FAS") 114, how impairment will be determined, and procedures to ensure that the analysis of loans complies with FAS 114 requirements;

(d)	criteria for determining FAS 5 loan pools and an analysis of those loan pools;

(e)	recognition of non-accrual loans in conformance with generally accepted accounting principles (“GAAP”) and regulatory guidance;

(f)	loan loss experience;

(g)	trends of delinquent and non-accrual loans;

(h)	concentrations of credit in the Bank; and

(i)	present and projected economic and market conditions.

(2)  The program shall provide for a review of the ALLL by the Board at least once each calendar quarter.  Any deficiency in the ALLL shall be remedied in the quarter it is discovered, prior to filing the Consolidated Reports of Condition and Income, by additional provisions from earnings.  Written documentation shall be maintained of the factors considered and conclusions reached by the Board in determining the adequacy of the ALLL and made available for review by Bank Examiners.

(3)  A copy of the Board's ALLL program, and any subsequent revisions to the program, shall be submitted to the Director.

ARTICLE VIII

CRITICIZED ASSETS

(1)  Within sixty (60) days, the Board shall adopt and the Bank (subject to Board review and ongoing monitoring) shall implement and thereafter ensure adherence to a written program designed to protect the Bank's interest in those assets criticized in the most recent Report of Examination (“ROE”), in any subsequent ROE, by any internal or external loan review, or in any list provided to management by the National Bank Examiners during any examination as “doubtful,” “substandard,” or “special mention.”  The program shall include the development of Criticized Asset Reports (“CARs”) identifying all credit relationships and other assets totaling in aggregate one hundred thousand dollars ($100,000) or more, criticized as “doubtful,” “substandard,” or “special mention.”  The CARs shall be updated and submitted to the Board and the Directors monthly.  Each CAR shall cover an entire credit relationship and include, at a minimum, analysis and documentation of the following:

(a)	the origination date and any renewal or extension dates, amount, purpose of the loan, and the originating and current loan officer(s);

(b)	the expected primary and secondary sources of repayment, and an analysis of the adequacy of the repayment source;

(c)
the appraised value of supporting collateral and the position of the Bank's lien on such collateral, where applicable, as well as other necessary documentation to support the current collateral valuation;

(d)	an analysis of current and complete credit information, including cash flow analysis where loans are to be repaid from operations;

(e)	results of any FAS 114 impairment analysis;

(f)	significant developments, including a discussion of changes since the prior CAR, if any; and

(g)	the proposed action to eliminate the basis of criticism and the time frame for its accomplishment, including an appropriate exit strategy.

(2)  The Bank may not extend credit, directly or indirectly, including renewals, modifications or extensions, to a borrower whose loans or other extensions of credit are criticized in any ROE, in any internal or external loan review, or in any list provided to management by the National Bank Examiners during any examination, unless and until each of the following conditions is met:

(a)
the Board, or a designated committee thereof, finds that the extension of additional credit is necessary to promote the best interests of the Bank and that prior to renewing, modifying or extending any additional credit, a majority of the full Board (or designated committee) approves the credit extension and records, in writing, why such extension is necessary to promote the best interests of the Bank.  A copy of the findings and approval of the Board or designated committee shall be maintained in a centralized file as well as in the credit file of the affected borrower and made available for review by National Bank Examiners;

(b)
the Bank performs a written credit and collateral analysis as required by paragraph (1)(d) of this Article and, if necessary, the proposed action referred to in paragraph (1)(g) of this Article is revised, as appropriate; and

(c)	the Board's formal plan to collect or strengthen the criticized asset will not be compromised by the extension of additional credit.

ARTICLE IX

CONCENTRATION RISK MANAGEMENT

(1)  Within sixty (60) days, the Board shall adopt and the Bank (subject to Board review and ongoing monitoring) shall implement and thereafter ensure Bank adherence to a written concentration management program consistent with OCC Bulletin 2006-46 (December 6, 2006).  The program shall include, but not necessarily be limited to, the following:

(a)
policy guidelines that address the level and nature of exposures acceptable to the institution and that set concentration limits, including limits on commitments to individual borrowers and appropriate sub-limits;

(b)	ongoing risk assessments to identify potential concentrations in the portfolio, including exposures to similar or interrelated groups or borrowers;

(c)
portfolio management, to include internal lending guidelines and concentration limits that control the Bank's overall risk exposure and a contingency plan to reduce or mitigate concentrations in the event of adverse market conditions.

(d)	periodic market analysis, to provide management and the Board with information to assess whether the lending strategy and policies continue to be appropriate in light of changes in market conditions;

(e)	management information systems, to provide sufficient timely information to management to identify, measure, monitor, and manage concentration risk; and

(f)	board and management oversight of concentrations, to include:

(i)	policy guidelines and an overall lending strategy, including actions required when the Bank approaches the concentration limits in its guidelines;

(ii)	procedures and controls to effectively adhere to and monitor compliance with the Bank's lending policies and strategies;

(iii)	regular review of information and reports that identify, analyze, and quantify the nature and level of risk presented by concentrations;

(iv)	periodic review and approval of risk exposure limits; and

(v)	procedures which require the development of an action plan, approved by the Board, to reduce the risk of any concentration deemed imprudent.

(2)  The Board shall forward a copy of any analysis performed on existing or potential concentrations and any action plan approved by the Board to reduce the risk of exposure to any concentration deemed imprudent after the analyses required by paragraph (1) of this Article to the Director within ten (10) days following such analysis or the Board’s approval of such action plan.

ARTICLE X

LIQUIDITY RISK MANAGEMENT PROGRAM

(1)  Within sixty (60) days, the Board shall revise and maintain a comprehensive liquidity risk management program which assesses, on an ongoing basis, the Bank's current and projected funding needs, and ensures that sufficient funds or access to funds exist to meet those needs.  Such a program must include effective methods to achieve and maintain sufficient liquidity and to measure and monitor liquidity risk, and include:

(a)
A contingency funding plan that, on a monthly basis, forecasts funding needs, and funding sources under different stress scenarios which represent management's best estimate of balance sheet changes that may result from a liquidity or credit event.  The contingency funding plan shall include:

(i)
specific plans detailing how the Bank will comply with restrictions or requirements set forth in this Order and 12 U.S.C. §1831o, including the restrictions against brokered deposits in 12 C.F.R. §337.6 (which plans may be subject to revision as may be appropriate upon the adoption, if any, of currently-proposed changes to 12 C.F.R.337.6);

(ii)
the preparation of reports which identify and quantify all sources of funding and funding obligations under best case and worst case scenarios, including asset funding, liability funding and off-balance sheet funding; and

(iii)	procedures which ensure that the Bank's contingency funding practices are consistent with the Board's guidance and risk tolerances.

(2)  The Board shall submit a copy of the comprehensive liquidity risk management program, along with the reports required by this Article, to the Director for review.

ARTICLE XI

CALL REPORTS - REFILE

(1)  Within thirty (30) days, the Board shall adopt and cause the Bank to implement policies and procedures, in accordance with the Instructions for Preparation of Consolidated Reports of Condition and Income, to ensure that all official and regulatory reports filed by the Bank accurately reflect the Bank's condition as of the date that such reports are submitted.  Thereafter the Board shall ensure Bank adherence to the policies and procedures adopted pursuant to this Article.

(2)  Upon completion of the policies, the Board shall submit a copy of the policies to the Director.

ARTICLE XII

VIOLATIONS OF LAW

(1)  The Board shall require and the Bank shall immediately take all necessary steps to correct any identified violation of law, rule, or regulation cited in the most recent Report of Examination, any subsequent Report of Examination, or brought to the Board’s or Bank’s attention in writing by management, regulators, auditors, loan review, or other compliance efforts.  Within ninety (90) days after the violation is cited or brought to the Board’s attention, the Bank shall provide to the Board a list of any violations that have not been corrected.  This list shall include an explanation of the actions taken to correct the violation, the reasons why the violation has not yet been corrected, and a plan to correct the violation by a specified date.

(2)  Within sixty (60) days of the date of this Order, the Board shall adopt and the Bank (subject to Board review and ongoing monitoring) shall implement and thereafter ensure adherence to:

(a)	specific procedures to prevent future violations as cited in the most recent Report of Examination; and

(b)
general procedures addressing compliance management that incorporate internal control systems and education of employees regarding laws, rules, and regulations applicable to their areas of responsibility.

(3)  Upon adoption, the Board shall forward a copy of these policies and procedures to the Director.

ARTICLE XIII

ADMINISTRATIVE APPEALS AND EXTENSIONS OF TIME

(1)  If the Bank requires an extension of any timeframe within this Order, the Board shall submit a written request to the Director asking for relief.  Any written requests submitted pursuant to this Article shall include a statement setting forth in detail the special circumstances that require an extension of a timeframe within this Order.

(2)  All such requests shall be accompanied by relevant supporting documentation, and any other facts upon which the Bank relies.

ARTICLE XIV

OTHER PROVISIONS

(1)  Although the Bank is required to submit certain proposed actions and programs for the review or prior written determination of no supervisory objection of the Director, the Board has the ultimate responsibility for proper and sound management of the Bank and the completeness and accuracy of the Bank’s books and records.

(2)  It is expressly and clearly understood that if, at any time, the Comptroller deems it appropriate in fulfilling the responsibilities placed upon him by the several laws of the United States of America to undertake any action affecting the Bank, nothing in this Order shall in any way inhibit, estop, bar, or otherwise prevent the Comptroller from so doing.

(3)  Except as otherwise expressly provided herein, any time limitations imposed by this Order shall begin to run from the effective date of this Order.

(4)  The provisions of this Order are effective upon issuance of this Order by the Comptroller, through his authorized representative whose signature appears below, and shall remain effective and enforceable, except to the extent that, and until such time as, any provisions of this Order shall have been amended, suspended, waived, or terminated in writing by the Comptroller, or amended as mutually agreed to by the Bank and the Comptroller.

(5)  In each instance in this Order in which the Board or a Board committee is required to ensure adherence to and undertake to perform certain obligations of the Bank, including the obligation to implement plans, policies or other actions, it is intended to mean that the Board or Board committee shall:

(a)	authorize and adopt such actions on behalf of the Bank as may be necessary for the Bank to perform its obligations and undertakings under the terms of this Order;

(b)	require the timely reporting by Bank management of such actions directed by the Board to be taken under the terms of this Order;

(c)	follow-up on any non-compliance with such actions in a timely and appropriate manner; and

(d)	require corrective action be taken in a timely manner on any non-compliance with such actions.

(6)  This Order is intended to be, and shall be construed to be, a final order issued pursuant to 12 U.S.C. § 1818, and expressly does not form, and may not be construed to form, a contract binding on the Comptroller or the United States.

(7)  The terms of this Order, including this paragraph, are not subject to amendment or modification by any extraneous expression, prior agreements, or prior arrangements between the parties, whether oral or written.

IT IS SO ORDERED, this 21st day of December, 2010.

Henry Fleming Director for Special Supervision	Date